EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated August 25, 2009, with respect to the consolidated financial statements of MacroChem Corporation as of December 31, 2008 and for the year then ended included in the Current Report on Form 8-K/A of Access Pharmaceuticals, Inc. filed August 26, 2009. We consent to the incorporation by reference in the Registration Statement of Access Pharmaceuticals, Inc. on Form S-8 of the aforementioned report.

/s/ Whitley Penn LLP

Dallas, Texas
August 31, 2009